                                    AGREEMENT TO
                      WAIVE COVENANT VIOLATION AND MODIFY LOAN

          This Agreement to Waive Covenant Violation and Modify Loan ("Agreement") is executed by Alliance Pharmaceutical Corp. ("Borrower") and Imperial Bank ("Bank") as of May 17, 1999.

          WHEREAS, Borrower and Bank entered into a credit agreement ("Credit Agreement"), security agreement ("Security Agreement") and a promissory note ("Note") in the amount of $15 million (such Credit Agreement, Security Agreement and Note collectively, the "Loan Documents") providing for a loan in the amount of $15 million;

          WHEREAS, the Loan Documents required Borrower to maintain Liquid Assets of not less than $25 million at all times;

          WHEREAS, in March 1999 Borrower's Liquid Assets were less than $25 million;

          WHEREAS, Borrower expects to close an offering of its common stock (the "Closing") on or before June 15, 1999;

          WHEREAS, Borrower and Bank wish to provide for a waiver of the loan covenant violation and to restructure the loan pursuant to the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, the parties do hereby agree as follows:

     1. Borrower is in violation of Section 2.04 of the Agreement as of March 1999, requiring Borrower to maintain Liquid Assets of not less than $25,000,000. As of March 26, 1999, Borrower's Liquid Assets were $21,652,840.

     2. The Bank hereby consents to the repurchase by Borrower of all of its outstanding E-1 Preferred Stock and to the issuance of up to $3 million in convertible debentures for such purpose.

     3. Bank hereby waives the covenant violation discussed in Section 1 above as of the date of this Agreement and the Closing, subject to the conditions set forth in Sections 3(a), (b), (c) and (d) below. The waiver contained herein is specific as to contents and shall not be construed as waiving any other past, presently existing or future non-compliance with any covenant of the Credit Agreement and in no way affects any rights and remedies that Bank may have with respect to any other non-compliance with any other covenant of the Agreement.
On or before June 15, 1999, Borrower will

          a. Pledge $5,000,000 in cash, to be held in a Bank Time Certificate of Deposit ("CD");

          b. Provide Bank with a first priority perfected security interest in its unlicensed patented technology pursuant to an Intellectual Property Security Agreement (to be completed as soon as reasonably possible);

          c. Issue a warrant to purchase 180,000 shares of Borrower's common stock to Imperial Bancorp on terms agreed to by the parties (to be completed as soon as reasonably possible);

          d.   Have raised a minimum of $18,000,000 in new equity.

     4.   Contemporaneously with the delivery of $5 million to Bank in
Section 3(a) above and the Closing:

          a. The current outstanding promissory note shall be divided into two promissory notes as follow:

               (i) $5,000,000, secured by CD as required in Section 2(a) above. Repayment to be interest only for 12 months followed by 36 months of equal principal payments plus interest. The interest rate, at Borrower's option, shall be 30, 60 or 90 day LIBOR plus one and one quarter of one percent (1.25%) or at Bank's Prime Rate. The Borrower will have the option to request quarterly reductions in the cash collateral, however, in no event shall the cash collateral fall below the outstanding principal.

               (ii) $8,945,558 (or the then outstanding balance on Borrower's debt to Bank less $5,000,000, whichever is less), secured by all of Borrower's assets and unlicensed technology. Amortization to be principal payments of $500,000 per month plus interest through and including January 15, 2000 followed by fully amortizing principal payments of $250,000 per month (expected maturity will be October 15, 2001).

          b. The Loan Documents are amended as of the Closing to require the following:

               (i) Borrower to maintain minimum cash (exclusive of cash collateral) of the lesser of $5,000,000 or 50% of the outstanding balance of
Section 4(a)(ii) above.

               (ii) Borrower to apply 10% of any additional equity raised (excluding equity raised at the Closing and from the sale of debentures referenced in Section 2) to the outstanding balance of the note specified in
Section 4(a)(ii) above, however, not to exceed 25% of the outstanding balance said note.

     5. A new Section 1.10 is hereby added to the Credit Agreement to read in its entirety as follows:

     "YEAR 2000 COMPLIANCE. Borrower and its subsidiaries, as applicable, have reviewed the areas within their operations and business which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the Year 2000 Problem and are making related appropriate inquiry of material suppliers and vendors, and based on such review and program the Borrower believes the Year 2000 Problem will not have a material adverse effect upon their financial condition, operations or business as now conducted. "Year 2000 Problem" means the possibility that any computer applications or equipment used by Borrower may be unable to recognize and properly perform date sensitive functions involving certain dates prior to and any dates on or after December 31, 1999."

     6. A new Section 2.10 is hereby added to the Credit Agreement to read in its entirety as follows:

     "YEAR 2000 COMPLIANCE. Take all commercially reasonable actions to ensure that (a) Borrower and any business in which Borrower holds a substantial interest, and (b) all customers, suppliers and vendors whose compliance is likely to be material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all Borrower's material systems and adopting a detailed plan, for the remediation, monitoring and testing of such systems. As used in this section, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms of this section as Bank may from time to time require."

     7.   Except as provided above, the Loan Documents will remain unchanged.

     8. This Agreement is effective as of May 18, 1999, upon receipt from Borrower of an extension fee of Two Hundred and Fifty Dollars ($250), and the parties hereby confirm that the Note, Addendum and Agreement, as amended, are in full force and effect.



 ALLIANCE PHARMACEUTICAL CORP.          IMPERIAL BANK

By: ________________________________    By: ____________________________________
Printed Name: ______________________    Printed Name: __________________________
Title: _____________________________    Title: _________________________________



By: ________________________________
Printed Name: ______________________
Title: _____________________________